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                                                                Exhibit 10.1




                      ABBOTT-RIBOGENE LICENSE AGREEMENT





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                                Table of Contents

                                                                                  PAGE
I.       DEFINITIONS................. ..........................................   5

1.1      Abbott Compound........................................................   5
1.2      Abbott Patent Rights...................................................   6
1.3      Affiliate..............................................................   7
1.4      Calendar Year and Calendar Quarter or Quarter..........................   7
1.5      Confidential Information...............................................   7
1.6      Field..................................................................   8
1.7      IND....................................................................   8
1.8      Joint Management Team or JMT...........................................   8
1.9      Know-how...............................................................   8
1.10     NDA....................................................................   9
1.11     Net Sales of Single Active Product(s)..................................   9
1.12     Not Sales of Combination Product(s)....................................  10
1.13     Net Sales of Delivery System Product(s)................................  11
1.14     Not Sales of Pharmaceutical Products...................................  12
1.15     Net Sales of Plant Protection Products.................................  12
1.16     Net Sales of Diagnostic Products.......................................  12
1.17     Not Sales..............................................................  12
1.18     Phase III Studies......................................................  13
1.19     Product................................................................  13
1.20     Program Inventions and Joint Program Inventions........................  13
1.21     Research Agreement.....................................................  14
1.22     Research Program.......................................................  14
1.23     Research Term..........................................................  14
1.24     RiboGene Compound......................................................  14
1.25     RiboGene Intellectual Property........................................   15
1.26     RiboGene Lead.........................................................   15
1.27     RiboGene Patent Rights................................................   15
1.28     Sale or Sold and First Commercial Sale.................................  16
1.29     Valid Claim............................................................  16

II.      LICENSE GRANTS ........................................................  17

2.1      Research and Development Purposes......................................  17
2.2      Program Inventions.....................................................  17
2.3      Compounds .............................................................  17

III.     MILESTONE AND ROYALTY PAYMENTS.........................................  18

3.1      Milestone Payments.....................................................  18
3.2      Royalty Payments.......................................................  19
3.3      Uses Within Abbott Abbott Affiliates, and/or Abbott Sublicensees ......  22

IV. RECORDS AND ROYALTY PAYMENTS ...............................................  22


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
4.1      Records................................................................  22
4.2      Exchange Calculation...................................................  23
4.3      How Paid...............................................................  23
4.4      Royalty Statement......................................................  23
4.5      Withheld Taxes.........................................................  24

V.       PATENT RESPONSIBILITIES................................................  24

5.1      RiboGene Patent Prosecution and Maintenance............................  24
5.2      Program Invention Patent Prosecution and Maintenance...................  24
5.3      Infringement Defense...................................................  25
5.4      Patent Infringement by Third Parties...................................  25
5.5      Patent Marking.........................................................  26
5.6      Extensions.............................................................  26

VI.      PRODUCT DEVELOPMENT AND PROMOTION .....................................  26

6.1      Development and Approvals .............................................  26
6.2      Trademarks ............................................................  26
6.3      Notification of First Commercial Sale .................................  27

VII.     CONFIDENTIALITY .......................................................  27

7.1      Confidentiality and Nonuse.............................................  27
7.2      Required Disclosure....................................................  27
7.3      Return of Confidential Information.....................................  28
7.4      Nondisclosure of Third Party Confidential Information..................  28
7.5      Publicity..............................................................  28
7.6      Permitted Disclosure...................................................  28

VIII.    WARRANTIES AND LIMITATIONS ON RIGHTS...................................  29

8.1      RiboGene Warranties....................................................  29
8.2      Limitation on Warranties...............................................  29
8.3      Disclaimer.............................................................  29
8.4      Limitations on Rights..................................................  30

IX.      LIABILITIES AND INDEMNITY .............................................  30

9.1      Liabilities............................................................  30
9.2      Indemnification........................................................  31
9.3      Abbott Indemnification.................................................  31

X.       TERM AND TERMINATION ..................................................  32

10.1     Term...................................................................  32
10.2     Possible Extension.....................................................  32
10.3     Termination Without Breach.............................................  32

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
10.4     Effect of Breach ......................................................  32
10.5     Effect of Bankruptcy or Agreement Revision ............................  33
10.6     Consequences of Termination ...........................................  33

XI.      MISCELLANEOUS .........................................................  33

11.1     Notices ...............................................................  33
11.2     Independence of Parties................................................  34
11.3     Impact on Other Relationships..........................................  34
11.4     No Third-Party Beneficiaries...........................................  34
11.5     No Waiver..............................................................  34
11.6     Merger Clause..........................................................  34
11.7     Alternative Dispute Resolution.........................................  35
11.8     Headings...............................................................  40
11.9     Governmental Compliance and Effect of Invalidity.......................  40
11.10    Assignability..........................................................  40
11.11    Succession.............................................................  40
11.12    Government Compliance..................................................  40
11.13    Governing Law..........................................................  40

                                LICENSE AGREEMENT

        This License Agreement ("Agreement") is entered into effective as of April 26, 1996 (the "Effective Date") by and between RiboGene, Inc., a California corporation with a principal place of business at 21375 Cabot Boulevard, Hayward, California. 94545 ("RiboGene") and Abbott Laboratories, an Illinois corporation with a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott").

        WHEREAS, RiboGene has a number of compounds already identified as possessing fungicidal and/or fungistatic activity, and is experienced in screening compounds and materials acting through a eukaryotic translation mechanism, and Abbott is experienced in the discovery and development of pharmaceutical products, including those with antifungal properties, and in obtaining regulatory approval for and in commercializing such pharmaceutical products; and

        WHEREAS, the parties have entered into a Research Agreement (as defined hereinbelow) under which they will collaborate in a Research Program (as defined hereinbelow) directed to accelerating the discovery of new pharmaceutical and/or plant protection products possessing antifungal activity and/or new diagnostic products related to conditions caused by fungal infections and/or diseases, and they desire that Abbott have a license, under the terms herein, for evaluation and possible development and commercialization of Abbott Compounds (as defined hereinbelow) and/or RiboGene Leads (as defined hereinbelow) for pharmaceutical, diagnostic and/or plant protection uses relating to mycotic (fungal) infections and/or diseases.

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, Abbott and RiboGene agree as follows:

                                 I. DEFINITIONS

        1.1 "Abbott Compound" shall mean any synthetic chemical compound or biological material, which compound or material:

        A. is represented in compound libraries/collections owned or controlled by Abbott and/or Abbott Affiliate (where 'Affiliate" is defined



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hereinbelow) as of the Effective Date, whether or not the same compound or material is represented in compound libraries/collections owned or controlled by RiboGene and/or RiboGene Affiliate as of the Effective Date; or

        B. is acquired by or prepared by Abbott independently of the Research Program; or

        C. is acquired or prepared by Abbott under the Research Program, including any analog of any RiboGene Compound (as defined hereinbelow) prepared by Abbott, but excluding any RiboGene Compound prepared by Abbott; or

        D. is discovered or identified by or for Abbott based on criteria developed under the Research Program;

which, in each case:

        (a) has demonstrated antifungal activity during the Research Program using RiboGene's translation inhibition screening assays, or using other translation or non-translation inhibition screening assay(s) developed under the Research Program, as the principal enabling screen; and

        (b) demonstrates a [*] or higher IC(50) value in a mammalian in vitro translation assay than that demonstrated in a fungal in vitro translation assay, each assay existing at RiboGene as of the Effective Date, or demonstrates similar selectivity advantage in another in vitro assay, developed by one party or both parties during the Research Term (as defined hereinbelow) or agreed upon by the JMT, over a measure from a corresponding mammalian assay; and

        (c) demonstrates an MIC less than or equal to [*] agreed upon by the JMT; or

        E. is any salt, ester, amide, complex, chelate, hydrate, isomer, stereoisomer, crystalline or amorphous form, prodrug, metabolite, metabolic precursor, or analog of any of the above-included compounds or materials.

Abbott Compound does not include a compound or material provided to Abbott by RiboGene under the Material Transfer Agreement between RiboGene and Abbott effective June 7, 1995.

        1.2 "Abbott Patent Rights" shall mean all patent applications filed in any country of the world, including all divisions, continuations and


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*  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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continuations-in-part thereof, and all patents issuing therefrom, which are owned, controlled or licensed to Abbott during the term of this Agreement, including all additions, registrations, confirmations, renewals, extensions, supplemental protection certificates, reexaminations and reissues thereof, that claim one or more Abbott Compounds.

        1.3 "Affiliate" shall mean, with respect to either party, any legally-distinct corporation, firm, individual, or other form of business organization, which directly or indirectly owns, controls, is controlled by, or is under common control with, a party hereto. An entity shall be regarded as being in control of another entity if the former entity has the direct or indirect power to order or cause the direction of the policies of the other entity, whether through ownership of fifty percent (50%) or more in the United States or thirty percent (30%) or more outside the United States of the outstanding voting securities of that entity, through other dominant equity ownership, or by contract, statute, regulation, or otherwise.

        1.4 "Calendar Year" shall mean any consecutive twelve (12)= month period commencing on any January 1 and ending on the immediately-following December 31, during the term of this Agreement. "Calendar Quarter" or "Quarter" shall mean a three (3)-month period commencing on January 1, April 1, July I or October 1, during the term of this Agreement.

        1.5 "Confidential Information" shall mean all valuable, confidential technical and/or commercial information, know-how or trade secrets, including but not necessarily limited to development and/or commercialization plans and strategies, marketing and sales information, patent applications not yet published, and other information, data or plans relating to a party, which information is provided by the party originally possessing the information ("Disclosing Party") to the other party ("Receiving Party"), which technical or business information:

        (a) is in writing or in other physical form, marked "Confidential"; or

        (b) is disclosed originally by the Disclosing Party orally, visually and/or in another intangible form, and identified as confidential,



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then subsequently summarized and reduced to a writing or to another physical form, marked "Confidential" and provided to the Receiving Party within one (1) month from the original date of disclosure;
        but shall not include information' which:

        (c) is in or comes into the public domain without breach of this Agreement; or

        (d) can be shown to have been known to or is subsequently independently developed by or for the Receiving Party, without benefit of the Disclosing Party's Confidential Information; or

        (e) is properly provided, without restriction, to the Receiving Party by an independent third party; or

        (f) is disclosed by the original Disclosing Party on a nonconfidential basis to any independent third party.

        1.6 "Field" shall mean the treatment, mitigation, cure, prevention, detection, and/or monitoring of fungal (mycotic) infections or diseases, not including those caused by Pneumocystis carinii, in humans, animals and/or plant protection.

        1.7 "IND" (Investigational New Drug Application) means an application for an "Investigational Exemption for a New Drug' filed with the United States Food and Drug Administration or any successor' drug-regulatory entity thereto ("FDA") or the corresponding application filed with the equivalent pharmaceutical regulatory agency in France, Germany, Great Britain, Italy or Japan.

        1.8 "JOINT MANAGEMENT TEAM" or "JMT" shall mean a committee consisting of three (3) official representatives appointed by each party hereto that shall be the primary vehicle for oversight, coordination and modification of the Annual Research Plans and recommendation(s) of resource reallocations in order to better meet the objectives of the Research Program.

        1.9 "Know-how" shall mean any and all nonpatented technical data, drawings, documentation, and other information, in each case relating in some way to the Field, which is owned by RiboGene as of the Effective Date or is independently generated, acquired or licensed, with the right to sublicense, by RiboGene during the term of this Agreement and



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which is not included in published patent applications and/or issued patents within RiboGene Patent Rights (as defined hereinbelow). Know-how may relate to protein translation (i.e., protein synthesis and mRNA translation), fungal genetics, RNA stability, the identification and use of pathogen-specific targets, high throughput screening assays, characteristics of desirable translation inhibitors, or the development, formulation or marketing thereof, and may include, without limitation:


        (a) research techniques and equipment and modifications thereto, protocols, processes, and results;

        (b) chemical, toxicological, pharmacological, and preformulation properties of compounds or materials independently owned by or licensed to RiboGene prior to the Research Program and other translation inhibitors; and

        (c) preclinical data and other information relating to the safety or efficacy of compounds or materials Independently owned by or licensed to RiboGene prior to the Research Program.

Know-how shall include nonpatented Program Information exclusively assignable to RiboGene according to the provisions of Section 5.4, Section 6.3 and/or Section
6.4 of the Research Agreement, except for Program Inventions for which Abbott does not have a nonexclusive license, according to the provisions of Section 6.4 of the Research Agreement. Know-how shall not include Program Information assignable to or nonexclusively licensed by Abbott according to the provisions of Section 5.4, Section 6.3 and/or Section 6.4 of the Research Agreement.

        1.10 "NDA" (New Drug Application) means an application submitted to the FDA or the equivalent pharmaceutical regulatory agency in the European Union (or, if submitted individually until 1998, France, Germany, Great Britain or Italy) 'or Japan, which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining regulatory approval to market such new drug in such country or region, for a particular indication.

        1.11 "Net Sales of Single Active Product(s)", by country, for each particular Single Active Product (as defined immediately below), shall mean the total or gross invoiced Sales (as defined hereinbelow) in a country, for the applicable period, of Product(s) (as defined hereinbelow),


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for which one or more Abbott Compounds and/or RiboGene Leads are the sole therapeutic or prophylactic active ingredient(s) ("Single Active product(s)"), by Abbott, Abbott Affiliate, or Abbott sublicensee to non-Affiliate distributor(s) or other third parties, less, where factually applicable, "Deductions", according to Abbott's standard accounting practices, for:

        (i) direct and indirect credits, allowances according to Abbott standard practices, adjustments and refunds, including price adjustments, rejections and returns of defective, damaged, outdated or recalled Products;

        (ii) offered and taken trade and cash discounts, rebates, commissions, charge-backs granted to drug wholesalers, management fees paid to group purchasing organizations, price reductions, retroactive or otherwise, imposed by governments or government agencies, and distribution fees in amounts customary to the trade and as required to do business in that country;

        (iii) importation, handling, special outbound packing or transportation and insurance charges separately billed to the customer or prepaid and directly chargeable to the Sale of Products; and

        (iv) sales, excise, use, turnover, inventory, value-added and similar taxes and/or duties specifically incurred with or imposed upon Sales of Products, but not including net income tax.

        1.12 "Net Sales of Combination Product(s)", by country, for each particular Combination Product (as defined immediately below), shall mean, for the applicable period, the lesser of (a) the gross invoiced Sales of the particular Combination Product containing one or more other therapeutic or prophylactic active ingredient(s) in addition to one or more Abbott Compounds and/or RiboGene Leads ("Combination Product") by Abbott, Abbott Affiliate, or Abbott sublicensee to non-Affiliate distributor(s) or other third parties, in such country, less any applicable Deductions (as listed above in Section 1.11), and (b) an amount determined by multiplying the number of grams of Abbott Compound(s) and/or RiboGene Lead(s) sold in the form of Combination Product to non-Affiliate distributor(s) or other third parties, in that country, for the applicable period, by the average price per gram, in such country, of the corresponding Single Active Product Sold to non-Affiliate distributor(s) or other third parties in that country, which average price per gram shall



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be computed by dividing the Net Sales of such Single Active Product to non-Affiliate distributor(s) or other third parties in that country, less any applicable Deductions, for the applicable period, by the number of grams of Abbott Compound(s) and/or RiboGene Lead(s) contained in such Net Sales.

If there were no Sales of the corresponding Single Active Product during the applicable period in that country, then Net Sales of the particular Combination Product by calculation (b) above shall be determined using the average price per gram, in all countries in which a Valid Claim exists and the Single Active Product is Sold, of such Single Active Product. If there were no Sales of the corresponding Single Active Product during the applicable period in any country in which a Valid Claim exists, then Net Sales of the particular Combination Product, in that country, by calculation (b) above shall be determined by multiplying the gross invoiced Sales of Combination Product, less any applicable Deductions, by the standard production cost of Abbott Compound(s) and/or RiboGene Lead(s) in the Combination Product (averaged, if necessary, to reflect the proportionate standard production costs of the pro-rata share of each Abbott Compound and/or RiboGene Lead contained in the Product) divided by the sum of the standard production costs of all active ingredients in the Combination Product.

        1.13 "Net Sales of Delivery System Product(s)", by country, for each particular Delivery System Product (as defined immediately below) shall mean, for the applicable period, the number of units of either Single Active Product or Combination Product, as applicable, sold in a drug delivery system comprising the particular Single Active Product or Combination Product along with a device, equipment, instrumentation or other components (not solely container(s) or packaging) designed to accomplish or assist in the administration of such Single Active Product or Combination Product, e.g., the Abbott ADD-Vantage(R) System ("Delivery System Product"), multiplied by the average price per unit of Single Active Product or Combination Product, as applicable, when sold separately to non-Affiliate distributor(s) or other third parties in that country, less applicable Deductions (as listed above in Section 1.11), for the applicable period.


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If there were no Sales of a Single Active Product or a Combination Product that is incorporated within the particular Delivery System Product, as applicable, during the particular period, in that country, then Net Sales of the specific Delivery System Product shall mean the total or gross invoiced Sales in the country, for the applicable period, of Delivery System Product to non-Affiliate distributor(s) or other third parties, less, where factually applicable, Deductions (as listed above in Section 1.11) and less an amount which represents the proportionate economic value added by the delivery system, based on such factors and in an amount determined by mutual agreement, using, if applicable, existing precedents for the same or comparable delivery system(s).

        1.14 "Net Sales of Pharmaceutical Products", shall mean the sum of the aggregate Net Sale's of Single Active Product(s), the aggregate Net Sales of all Combination Product(s) and the aggregate Net Sales of all Delivery System Product(s), in each case for human pharmaceutical purposes, for the particular period.

        1.15 "Net Sales of Plant Protection Products", by country, shall mean the Net Sales of Single Active Product(s), the Not Sales of all Combination Product(s) and the Net Sales of all Delivery System Product(s), in each case for plant protection purposes in that country, for the particular period.

        1.16 "Net Sales of Diagnostic Products", by country, shall mean, for a particular period, the total or gross invoiced Sales in that country, for that period, of Product(s) for which the gross invoiced price includes an amount to compensate Abbott, an Abbott Affiliate and/or Abbott sublicensee for the amortized cost of an Instrument system, including services, and/or other equipment supplied without additional charge to a customer, less any applicable Deductions (as listed in Section 1.11), less the amount of the Sales reasonably and demonstrably attributable solely to the instrument system, Including services, and/or other equipment supplied to the customer, in accordance with standard accounting practices of Abbott, consistently applied.

        1.17 "Net Sale" when used without further modification, shall mean the aggregate of Net Sales of Single Active Product(s), Net Sales of



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Combination Product(s), Net Sales of Delivery System Product(s), Net Sales of
Plant Protection Products and Net Sales of Diagnostic Products.

        1.18 "Phase III Studies" shall mean a series of controlled pivotal clinical trials, after completion of preliminary efficacy and dose-ranging studies and after adequate safety data has been established for a Product, that are necessary to obtain sufficient confirmatory efficacy and safety data for the preparation and submission of an NDA for such Product for the human therapeutic indication being investigated by the trials, and which are planned to involve a sufficient number of patients who suffer from the condition for which the NDA is to be submitted for submission of such NDA.

        1.19 "Product" shall mean (a) any pharmaceutical formulation(s) containing one or more Abbott Compounds and/or RiboGene Leads which is/are intended and promoted for human or animal use; or (b) a diagnostic product comprising one or more Abbott Compounds and/or RiboGene Leads that is intended and promoted for the detection and/or monitoring of mycotic infections or diseases in humans, animals or plant protection; or (c) a plant protection formulation comprising one or more Abbott Compounds and/or RiboGene Leads that is intended and promoted for the treatment, cure or prevention of mycotic diseases or infections in plants.

        1.20 "Program Inventions" shall mean all inventions, innovations, improvements, ideas, discoveries, technology, know-how, methods, applications and products (whether or not patentable) arising under the Research Program, which are conceived, derived, reduced to practice, made or developed during the term of and the four (4) months following conclusion of the Research Program by one or more individuals who are employees of one of the parties at the time of the inventive contribution of such individual(s). "Joint Program Inventions" shall mean all inventions, innovations, improvements, ideas, discoveries, technology, know-how, methods, applications and products (whether or not patentable) arising under the Research Program, which are conceived, derived, reduced to practice, made or developed during the term of and the four (4) months following the conclusion of the Program by at least two individuals, at least one individual of which is an employee, at the time of the inventive contribution of such individual, of one of the parties hereto, and at least




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one individual of which is an employee, at the time of the inventive contribution of such individual, of the other party hereto.

        1.21 "Research Agreement" means the Research Agreement between RiboGene and Abbott of even date which relates to the Research Program.

        1.22 "Research Program" shall mean collaborative research activities between Abbott and RiboGene, based on RiboGene intellectual Property, as revised and/or extended by Program Inventions and/or Joint Program Inventions, that are directed to the discovery and development of novel broad spectrum antifungal compounds of clinical and commercial value in the Field. The Research Program does not include either activities within Abbott's cell wall inhibition antifungal program or any other non-translation inhibition-based antifungal program within Abbott or activities within RiboGene's research targeted specifically to Pneumocystis carinii infections or diseases.

        1.23 "Research Term" shall mean the period beginning on the Effective Date of the Research Agreement and expiring on the third (3rd) anniversary of such date, unless otherwise terminated according to the provisions of Article IX of the Research Agreement or extended by mutual written consent of the parties.

        1.24 "RiboGene Compound" shall mean any synthetic chemical compound or biological material that has demonstrated antifungal activity according to RiboGene's translation inhibition screening assays, which

        A. is either owned by or licensed, with permission to sublicense, to Ribogene as of the Effective Date, including but not limited to a compound or material provided to Abbott by RiboGene under the provisions of the Material Transfer Agreement between RiboGene and Abbott effective June 7, 1995; or

        B. is in-licensed by, with the right to sublicense, or acquired by RiboGene during the Research Term and which does not correspond to an Abbott Compound within Abbott's or an Abbott Affiliate's libraries/collections prior to the date of acquisition by RiboGene; or

        C. is any salt, ester, amide, complex, chelate, hydrate, isomer, stereoisomer, crystalline or amorphous form, prodrug, metabolite, metabolic precursor, or analog of any of the above included compounds or



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
materials.

A RiboGene Compound does not include a compound or material defined as an Abbott Compound according to the provisions of Section 1.1, or any compound licensed to RiboGene pursuant to an agreement, effective September, 1993, among RiboGene, Pharm-Eco Laboratories, Inc. and the University of North Carolina.

        1.25 "RiboGene Intellectual Property" shall mean RiboGene Patent Rights (as defined hereinbelow) and Know-how, as well as Program inventions and/or Joint Program Inventions assigned exclusively to RiboGene according to the provisions of Section 6.3 of the Research Agreement and Program Inventions and/or Joint Program Inventions exclusively assigned to RiboGene and for which Abbott has a nonexclusive license, according to the provisions of Section 6.4 of the Research Agreement, or extensions or revisions of any of the above based on jointly-owned Joint Program Inventions according to the provisions of Section
6.4 of the Research Agreement.

        1.26 "RiboGene Lead" shall mean a RiboGene Compound which (a) in the judgment of the JMT under the Research Program, demonstrates selective fungal translation inhibition according to RiboGene's mycotic in vitro translation assays and mammalian in vitro translation assays; and (b) demonstrates an MIC equal to or less than [*] agreed upon by the JMT; and (c) has a chemical structure amenable to modification through medicinal or combinatorial chemistry, as judged by the JMT. A compound or material shall cease to be a RiboGene Lead if, after [*] periods following the termination or expiration of the Research Term, Abbott has not Identified such compound or material to RiboGene as among the [*] RiboGene Leads that Abbott has selected as being those to which Abbott desires to retain exclusive rights, to the extent that RiboGene can grant such exclusive rights.

         1.27 "RiboGene Patent Rights" shall mean all patent applications and patents in any country of the world, which relate in some way to the Field and are exclusively owned by or licensed, with the right to sublicense (which right RiboGene shall make every reasonable effort to


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   the Commission. Confidential treatment has been requested with respect to
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
obtain), to RiboGene during the term of this Agreement and during the six
(6)-month period thereafter. RiboGene Patent Rights cover one or more compounds or materials useful in the Field, the preparation and/or use thereof, or other compositions and/or technology useful in the Research Program, and include all divisions, continuations, continuations-in-part, additions, registrations, confirmations, renewals, extensions, supplemental protection certificates, reexaminations and reissues of the above patent applications and patents. RiboGene Patent Rights include patent applications and patents assigned to RiboGene according to the provisions of Section 6.3 of the Research Agreement, but do not include patent applications and patents assigned to RiboGene, according to the provisions of Section 6.4 of the Research Agreement, in which Abbott has a nonexclusive license, under the provisions of Section 6.4. RiboGene Patent Rights include, but are not necessarily limited to, those patent applications and/or patents identified in Exhibit A, attached to this License Agreement and updated by RiboGene, as justified by filing, prosecution, issuance and/or maintenance circumstances, and reattached hereto.

        1.28 "Sale" or "Sold" shall mean the transfer for value (cash and/or otherwise) in an arm's-length transaction of a Product in any country by Abbott, Abbott Affiliate, or Abbott sublicensee to a nonaffiliated third-party distributor, agent or end user after obtaining all necessary government approvals applicable to such sale. Sales shall be accounted for when shipped, and credits and refunds shall be accounted for when booked by Abbott in accordance with Abbott's standard accounting practices. The date of the "First Commercial Sale" in any country shall be the date of the shipment for such Sale.

        1.29 "Valid Claim" shall mean a claim of any issued, unexpired patent contained within RiboGene Patent Rights or Abbott Patent Rights, which has not been ruled invalid or unenforceable by a final, unappealed or unappealable decision of a court of competent jurisdiction or of an administrative agency having authority over patents and which covers an Abbott Compound or RiboGene Lead or which covers the use of an Abbott Compound or RiboGene Lead, which use claim effectively precludes any sale of a compound or material, which is identical to such Abbott Compound or RiboGene Lead, by any third party, for any human pharmaceutical, animal and/or diagnostic purpose in the Field.

                               II. LICENSE GRANTS

        2.1 Research and Development Purposes RiboGene hereby grants to Abbott a nonexclusive, worldwide right and license Under RiboGene Intellectual Property, with the right to grant sublicenses without RiboGene's approval to Abbott Affiliate(s) and otherwise with RiboGene's approval, which approval shall not be unreasonably withheld, to identify, make, have made, import, modify, use, develop, test and file for regulatory approval on Abbott Compounds and/or RiboGene Compounds for the benefit of Abbott's discovery, development and commercial preparation of Abbott Compounds and/or RiboGene Leads for use in the Field.

        2.2 Program Inventions RiboGene hereby grants to Abbott a nonexclusive, perpetual worldwide license to make, have made, import, use, and/or develop any Program Invention(s), for which one or more employees of RiboGene is/are the only Inventor(s) of such Program Invention and for which Abbott has a nonexclusive license, according to the provisions of Section 6.4 of the Research Agreement, and, subject to the provisions of Section 9.5 of the Research Agreement, a nonexclusive right and license, during the Research Term, to practice any Program Invention and/or Joint Program Invention assigned to RiboGene under the provisions of Section of 6.3 of the Research Agreement.

        2.3 Compounds RiboGene hereby grants to Abbott a perpetual, worldwide right and license under RiboGene Intellectual Property, as applied specifically and solely to Abbott Compounds and/or RiboGene Leads, with the right to grant sublicenses, to make, have made, modify, import, use, promote, offer to sell and sell Abbott Compounds and/or RiboGene Leads for any purpose. Notwithstanding the grant above, such license shall expire three (3) years following the expiration or termination of the Research Term with respect to every RiboGene Lead other than the [*] identified by Abbott to RiboGene as to be retained by Abbott. This license shall be sole and exclusive to Abbott, except that, during the Research Term, RiboGene shall also retain such rights under RiboGene Intellectual Property as are necessary to fulfill the Research Program.



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                       III. MILESTONE AND ROYALTY PAYMENTS

        3.1 Milestone Payments As consideration for the licenses and rights granted in this Agreement, Abbott shall make milestone payments to RiboGene, by Product for human pharmaceutical use in the Field, for development of such Product by Abbott, Abbott Affiliate or Abbott sublicensee for such human pharmaceutical purposes, as follows:

            (a) [*] within twenty (20) business days from the filing date by Abbott, Abbott Affiliate, or Abbott sublicensee, of the first [*] with such Product; and

            (b) [*] within twenty (20) business days of the initiation of the first [*] with such Product, but if, and only if, [*] for such Product and no [*] not later than twenty (20) business days following Abbott's first [*] for such Product, concurrent with the payment according to the provisions of Section 3.1(c); and

            (c) [*] within twenty (20) business days from Abbott's first [*] of such Product; and

            (d) [*] within twenty (20) business days of the first [*] of such Product.

            All payments made hereunder shall be nonrefundable, but if the particular Product is withdrawn from further development, from commercialization, or from sale, and Abbott substitutes a different Product with a similar human pharmaceutical utility profile, as determined in reasonable good faith by Abbott, into the regulatory process in place of such withdrawn Product, within four (4) years of the withdrawal of the earlier submission, Abbott shall receive credit for milestone payments previously made for the withdrawn Product and shall be obligated to pay only that/those milestone payment(s) which had not been made with respect to this substitute human pharmaceutical Product.



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Abbott shall pay only one series of milestone payments for all human pharmaceutical Products in the Field containing a specific Abbott Compound or RiboGene Lead, regardless of the number of dosage forms, formulations and/or indications for which Abbott develops and seeks marketing approval for such Products.

All milestone payments made with respect to one or more Products hereunder shall be fully creditable against twenty-five percent (25%) of the royalty payments due for any particular royalty period, according to the provisions of Sections
3.2 and 4.3 hereof, with respect to Sales of such Product(s) until the milestone payments have been fully credited and taken by Abbott.

        3.2 Royalty Payments. As additional consideration for the licenses and rights granted in this Agreement, Abbott shall pay, or in the case of Sales by Abbott Affiliate(s) and/or sublicensee(s), cause such Abbott Affiliate(s) and/or sublicensee(s) to pay, to RiboGene royalties on Net Sales of Pharmaceutical Product(s) in the Field, by Abbott, Abbott Affiliate, or Abbott sublicensee, from the date of First Commercial Sale of any Product(s) Sold in a pharmaceutical formulation for human use in the Field, on a country-by-country basis in and for countries in which, but for this license, the Sale of such Product(s) for human pharmaceutical use would infringe at least one Valid Claim, for the life of the RiboGene or Abbott patent(s) comprising such Valid Claim(s), according to the following:

            (a) on annual (Calendar Year) Net Sales of Pharmaceutical Products worldwide in the Field of up to and including an aggregate of [*], a royalty of [*] of such Net Sales; plus

            (b) on annual Net Sales of Pharmaceutical Products worldwide in the Field of more than [*] but less than or equal to [*] a royalty of [*] of such Net Sales; plus

            (c) on annual Net Sales of Pharmaceutical Products worldwide in the Field of more than [*] but less than or equal to [*] a royalty of [*] of such Net Sales; plus



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            (d) on annual Net Sales of Pharmaceutical Products worldwide in the
Field of more than [*] but less than or equal to [*] a royalty of [*] of such Net Sales; plus

            (e) on annual Net Sales of Pharmaceutical Products worldwide in the Field of more than [*] a royalty of [*] of such Net Sales.

            As an example, if Abbott, Abbott Affiliates, and/or Abbott sublicensees have aggregate Net Sales of Pharmaceutical Products in the Field in a given Calendar Year equivalent to [*] Abbott would owe RiboGene royalties of [*] on the first [*] of such Net Sales (resulting in royalties due of [*], on the second [*] of such Net Sales [*] on the next [*] of such Net Sales [*] on the next [*] of Net Sales [*] on the final [*] of such Net Sales [*] for a total of royalties due for such Calendar Year of [*].

If a Valid Claim does not or does not yet exist in a country in which a Product is Sold In the Field, and for so long as no other sale of the same chemical or biological entity is being made by any independent third party, Abbott, or Abbott Affiliate(s) and/or sublicensee(s), shall pay to RiboGene royalties on Net Sales of Pharmaceutical Products in the Field, in such country, according to the provisions above, but the amount used as "gross Invoiced Sales" in the formulae of Sections 1.12 through 1.14, for purposes of calculating royalties in such case(s), shall be one-half (1/2) of the actual gross invoiced Sales amount, until such a Valid Claim exists in such country or until the expiration of three
(3) years from the First Commercial Sale in such country.

Notwithstanding the foregoing, after Abbott has paid RiboGene a total of Eighty million U.S. Dollars (USD80,000,000) in cumulative royalty payments, not including creditable milestone payments, according to the provisions of Section
3.2 in connection with Abbott's, Abbott Affiliates', and/or Abbott's sublicensees' Sales of Product(s) In the Field,. Abbott



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shall pay RiboGene [*] on all of Abbott's, Abbott's Affiliates' and/or Abbott's
sublicensees' Net Sales of Pharmaceutical Products in the Field, by country, for the remainder of the term that a Valid Claim exists in that country.

As still additional consideration for the licenses and rights granted in this Agreement, Abbott shall pay to RiboGene royalties on Net Sales of Diagnostic Product(s) in the Field, Net Sales of Plant Protection Product(s) in the Field and Net Sales of Single Active Product(s), Net Sales of Combination Product(s) and Net Sales of Delivery System Product(s) for animal uses in the Field, by Abbott, Abbott Affiliate, or Abbott sublicensee, from the date of first Sale of any such Product(s) for such purposes, on a country-by-country basis in and for countries in which at least one Valid Claim claiming one or more of the Abbott Compound(s) and/or RiboGene Lead(s) within such Product(s) or the use of such Abbott Compound(s) and/or RiboGene Lead(s) which provides Abbott, Abbott Affiliate and/or Abbott sublicensee exclusivity for the Sale of such Product(s) for such purposes has issued, for the life of the RiboGene or Abbott patent(s) comprising such Valid Claim(s), according to the following:

        (i) a royalty of [*] on annual (Calendar Year) Net Sales for such purposes worldwide of up to and including an aggregate of [*]; plus

        (ii) on annual Not Sales for such purposes worldwide of more than [*] a royalty of [*] of such Net Sales.

In all cases, Abbott shall pay only one royalty on the Sale of any individual Product.

Still further, Abbott shall owe RiboGene: (a) on the Sales of Products that are approved, promoted and Sold for multiple indications, royalties, according to the provisions of this Section 3.2, on only the portion of the Sales of such Products comprising at least one Abbott Compound and no RiboGene Lead which is to or in the Field, as established by a recognized market research firm used by Abbott, according to Abbott's standard practices, and on all Sales of such Products comprising at least one RiboGene Lead; (b) on Sales of Products that are approved and Sold for one



                                      -21-

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or  more indications outside of the Field, full royalties, according to the provisions of this Section 3.2, on the Sales of Products comprising at least one RiboGene Lead, and no royalties on Sales of Products comprising at least one Abbott Compound but no RiboGene Lead.

        3.3 Uses Within Abbott, Abbott Affiliates, and/or Abbott Sublicensees In the event that a Product is used for human pharmaceutical, veterinary pharmaceutical, diagnostic or plant protection commercial purposes by Abbott, or an Abbott Affiliate or Abbott sublicensee, Net Sales for such transfer shall be calculated as set forth in Sections 1.12 through 1.14, 1.16 and 1.17 above, and royalties shall be calculated according to the provisions of Section 3.2, except that the gross "sales" price for purposes of such calculation shall be the average gross sales price for such Product Sold for such purposes in arms-length Sales to non-Affiliate distributor(s) or customers by Abbott, Abbott Affiliate or Abbott sublicensee in the country in which the transfer and/or use occurred during the Calendar Quarter in which such Product was transferred for the particular purpose(s) to such entity.

                        IV. RECORDS AND ROYALTY PAYMENTS

        4.1 RECORDS Abbott shall, and shall cause Abbott Affiliates, and Abbott sublicensees to, keep and maintain true and accurate records consistent with the letter and spirit of this Agreement. Such records shall be consolidated semiannually in Abbott headquarters and open to inspection by an independent certified public accountant selected by RiboGene, and reasonably acceptable to Abbott, that has been retained at RiboGene's expense. Such accountant may review such records once in any Calendar Year within two (2) years after the royalty period to which such records relate, during normal business hours, with at least thirty (30) business days' written notice. Such accountant shall execute a reasonable nondisclosure agreement with Abbott prior to commencing any inspection, and shall have the right to examine the records kept pursuant to this Agreement solely for the purpose of verifying Abbott's royalty obligations hereunder, and shall report the findings of such examination of records to RiboGene as well as to Abbott. If the audit shows that royalties actually due exceed those previously reported by more than [*], Abbott shall pay all reasonable expenses of the audit.



                                      -22-

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        4.2. Exchange Calculation  Royalties due shall be calculated on the aggregate of Net Sales for the applicable purpose, by country, according to the provisions of Section 3.2, in the national currency of each such country, converted to U.S. dollars in accordance with Abbott's standard procedures for converting Sales from the foreign currency in which the Sales were made, which procedures shall conform to generally accepted accounting principles.

        4.3. How Paid Royalties shall be paid quarterly to RiboGene by Abbott on Net Sales by Abbott, Abbott Affiliates, and/or Abbott sublicensees, in U.S. dollars within sixty (60) calendar days after the last day of March, June, September and December during the term of this Agreement and within sixty (60) calendar days, for domestic Sales, and ninety (90) calendar days, for international Sales, after the expiration or termination of this Agreement to fulfill obligations arising from any partial Quarter at the end of this Agreement, using royalty rates. applicable under Section 3.2 to the aggregate of total Calendar Year-to-date Net Sales by Abbott, Abbott Affiliate(s), and/or Abbot sublicensee(s) through the relevant Quarter or partial Quarter, accruing on Sales during the preceding Quarter. Royalty payments due to RiboGene hereunder shall be, at Abbott's option, paid by electronic funds transfer or wire transferred for the account of RiboGene, Inc. [*]

        4.4. Royalty Statement Concurrently with Abbott's payment of its royalty obligations to RiboGene, Abbott shall mail to RiboGene, according to the provisions of Section 11.1, a statement which shall reference the Calendar Quarter and Calendar Year for which the payment was made and shall set forth the payment made; each Product Sold by country in which a Valid Claim exists, and all other countries until the expiration of [*] years from the First Commercial Sale; the Net Sales for human pharmaceutical veterinary pharmaceutical, diagnostic and/or plant protection purposes in that country, as applicable, expressed in local currency; the exchange rates used; Net Sales by such country and aggregated for all countries in which a Valid Claim exists, or as otherwise due, according to the provisions of the third paragraph of


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Section 3.2, which relates to Sales in countries in which a Valid Claim does not exist, expressed in U.S. dollars for the relevant Calendar Quarter; as well as the respective Calendar Year-to-date total Net Sales, divided as by quarterly report categories above, through the relevant Calendar Quarter; the applicable royalty rate(s); and royalties payable in U.S. dollars for the relevant
Calendar Quarter.

        4.5 Withheld Taxes Abbott may withhold from all royalty payments any taxes lawfully imposed and required to be withheld on such payments by the government of any jurisdiction in which Abbott, Abbott Affiliate and/or Abbott sublicensee sells Product(s). All taxes so withheld shall be paid to the appropriate government entity for the account of RiboGene and Abbott shall promptly forward to RiboGene all tax receipts evidencing payment of such taxes.

                           V. PATENT RESPONSIBILITIES

        5.1 RiboGene Patent Prosecution and Maintenance RiboGene will, at its expense, using counsel of its choice, diligently prosecute claims in and maintain patent applications and patents included in RiboGene Patent Rights in Australia, Canada, France, Germany, Great Britain, Italy, Japan, Mexico, Spain and the United States, and other countries agreed upon in good faith by RiboGene and Abbott, and will timely provide Abbott with copies of all relevant documentation, which copies and information Abbott shall treat as RiboGene Confidential Information, in order to advise Abbott of the prosecution of the applications included in RiboGene Patent Rights. RiboGene may, at any time, assign any patent(s) or patent application(s) included in RiboGene Patent Rights, or any extraordinary proceeding relating to such patent(s) or patent application(s), to Abbott and thereafter RiboGene will fully cooperate with Abbott in actions which Abbott decides to take with respect to such patent(s) or patent application(s), and the country in which such patent(s) exists or such patent application(s) is/are filed shall be thereafter considered a country in which no Valid Claim exists.

        5.2 Program Invention Patent Prosecution and Maintenance According to the provisions of Article VI of the Research Agreement, Abbott shall have sole responsibility, employing standards and criteria no less rigorous than it employs with respect to the protection of its own inventions of similar scientific and commercial value, for preparing, in cooperation with RiboGene's designated patent counsel, filing (domestic and foreign), prosecuting, issuing, maintaining, defending and enforcing patent applications and/or patents covering every Program Invention and/or Joint Program Invention assigned, either solely or jointly, to Abbott or nonexclusively licensed to Abbott by RiboGene. Abbott shall keep RiboGene fully aware of the filing and status of and involved with pertinent decisions with respect to every such patent application and/or patent, shall fully consider RiboGene's interests and suggestions with respect to the scope and content of such applications and/or patents, and shall assume all costs associated with all such patent applications and/or patents in all jurisdictions which it continues to have an interest.

        5.3 Infringement Defense Abbott shall have responsibility, with RiboGene's cooperation and knowledge, for the defense of any patent infringement claim, lawsuit or other action brought by any third party against Abbott arising out of Abbott's development, testing, manufacture, use, marketing or sale of Products or Abbott's Affiliate's and/or sublicensee's marketing or sale of Products in any country. If RiboGene Intellectual Property is in jeopardy of being adversely affected by any resolution or settlement of such action, RiboGene may participate in any such actions at its option and expense.

        5.4 Patent Infringement by Third Parties If either party obtains knowledge that any independent third party is infringing any patent included in RiboGene Patent Rights, the party obtaining the knowledge shall advise the other and Abbott and RiboGene shall consult on a reasonable course of action. Abbott may, but is not obligated to, institute suit to stop such infringement and RiboGene shall cooperate fully with Abbott and its counsel in the prosecution of any such suit filed by Abbott. If Abbott decides not to bring suit and so advises RiboGene of such decision, or if Abbott fails within six (6) months after notice thereof either to terminate such infringement or to institute suit, RiboGene may, but is not obligated to, institute suit against the infringing party. The party bringing the action shall be entitled to retain, from any recovery which may be obtained therein, its out-of-pocket litigation costs; Abbott shall then be entitled to recover its lost profits; RiboGene shall then be entitled to recover lost royalties; and the remainder will be divided equally between the parties. If a suit brought by Abbott must include RiboGene as a party, RiboGene will permit itself to be joined in such suit and RiboGene will cooperate fully in the prosecution of any such suit filed by Abbott, at Abbott's expense. Each party shall always have the right to be represented by counsel of its own selection in the protection of RiboGene Patent Rights in any suit instituted by the other party for infringement, and shall have full access to all proceedings, documents and information held, developed or obtained in any such suit.

        5.5 Patent Marking Abbott shall mark or shall have marked in an appropriate manner all containers or packages of Products Sold by or for Abbott, Abbott Affiliate and/or Abbott sublicensee with the appropriate statutory patent notice for the particular country to indicate that patent coverage has been obtained or that patents are pending.

        5.6 Extensions RiboGene shall, if Abbott cannot legally, apply for and diligently seek the maximum extension to which it is entitled, of the term of any patent included in RiboGene Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984, EEC Council Regulation No. 1768/92 and comparable laws of other jurisdictions. RiboGene shall notify Abbott of its intent and Abbott shall supply all relevant documents in its possession and cooperate in all reasonable ways to assist RiboGene in such efforts. RiboGene shall provide Abbott with copies of its relevant documents related to these applications.

                      VI. PRODUCT DEVELOPMENT AND PROMOTION

        6.1 Development and Approvals Abbott and/or, if appropriate, any Affiliate or sublicensee, shall at such entity's own expense, be solely responsible for the conduct of all appropriate development activities for Product(s) and the initiation and pursuit of all necessary registrations and pricing approvals for marketing Product(s).

        6.2 Trademarks Abbott is entitled to promote, market and sell Product(s), or sublicense others, according to the provisions of Article II, to promote, market and sell Product(s), under trademarks chosen and owned by Abbott, or its sublicensee, but approved by RiboGene, which approval shall not be unreasonably withheld.

        6.3 Notification of First Commercial Sale Abbott shall notify RiboGene at least thirty (30) days prior to each anticipated First Commercial Sale of a Product in the United States, Great Britain, France, Germany, Italy or Japan.

                              VII. CONFIDENTIALITY

        7.1 Confidentiality and-Nonuse Abbott and RiboGene agree that, for a period of ten (10) years from the Effective Date, each will treat as confidential, limiting access to the Receiving Party employees, and confidentiality-bound consultants who must know information for purposes anticipated by this Agreement, and otherwise using at least the same internal security procedures and at least the same degree of care that it uses to protect its own confidential, proprietary information, but in no event less than reasonable care, to prevent the other party's Confidential Information from entering the public domain or falling into the hands of independent third parties, or from being used for its own benefit or the benefit of any third party, except for purposes of this Agreement. No right to use, or any title or license to the other party's Confidential Information, other than the right to use such Confidential Information for purposes of this Agreement, shall vest in the Receiving Party by virtue of disclosure, or the existence of this Agreement. Should either party use one or more consultants or collaborators for purposes of this Agreement, that party shall execute appropriate confidentiality agreements with any such third party consultant(s) or collaborator(s) in order to protect the secrecy of the other party's proprietary information.

        7.2 Required Disclosure If either party is required by a governmental regulatory agency or court of competent jurisdiction to disclose either the other party's Confidential Information, or to disclose other details of this Agreement or of the Research Agreement, the party subject to such requirement shall inform the other party as soon as practical of such requirement, shall reasonably cooperate with the other party in efforts such other party may decide to take to try to protect its Confidential Information, and shall release such Confidential Information or other details in response to such requirement only to the limited extent

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required by such authority.

        7.3 Return of Confidential Information Upon expiration of this Agreement, and the request of the original Disclosing Party, or upon early termination hereof, the Receiving Party, shall, within one (1) month of such request or early termination, return or deliver all copies of the Disclosing Party's Confidential Information, which Confidential Information is then in the Receiving Party's possession to the Disclosing Party, but the Receiving Party may retain one (1) complete documentation copy of that Confidential Information for archival purposes, only to assure compliance with this Agreement, but shall not thereafter use or disclose any of the Disclosing Party's Confidential Information or claim any rights thereto.

        7.4 Nondisclosure of Third Party Confidential Information Neither party shall disclose to the other any information which is confidential and/or proprietary to any independent third party, to the best of its knowledge.

        7.5 Publicity Except as permitted under Section 7.6, neither party shall make any press release, or create any advertising, sales or other promotional literature referring to this Agreement or the relationship hereunder, or, except as required by applicable laws or regulations, make any other public written or oral disclosure or statements relating to the Research Agreement or the relationship between the parties created by this Agreement, including stating, implying or suggesting that any form of joint venture, affiliation or other association exists as a result of this Agreement between RiboGene and Abbott, without the prior written approval of the other party, which approval shall not be unreasonably withheld.

        7.6 Permitted Disclosure Abbott may disclose such information related to this Agreement as is essential to enable Abbott to carry out the evaluation and/or development of any product, process or service discovered or developed employing results of the Research Program or to secure a governmental approval therefor.



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                    VII. WARRANTIES AND LIMITATIONS ON RIGHTS

        8.1 RiboGene Warranties RiboGene hereby represents and warrants to Abbott that, as of the Effective Date: (a) RiboGene has all the requisite resources power and authority to execute, deliver and perform this Agreement;
(b) the terms of this Agreement are not inconsistent with any other contractual and/or legal obligations it may have, or with its policies or the policies of any entity with which it is associated; (c) RiboGene believes to the best of its knowledge, that it owns or otherwise has all necessary rights to RiboGene Intellectual Property in existence as of the Effective Date, and will own or otherwise have all necessary rights to the other RiboGene Intellectual Property on which Abbott may reasonably rely during the term of this Agreement; (d) it has not engaged and shall not engage In any act inconsistent with this Agreement, particularly that would allow any third party, Including any government or government agency, to acquire, own or possess any right or. Interest Inconsistent with Abbott's rights under this Agreement, except in connection with any Small Business Innovative -Research Grant(s) received by RiboGene from the National Institutes of Health prior. to or during the Research Term; and (e) this Agreement has been duly authorized and, when executed and delivered by RiboGene shall constitute a legal, binding obligation, enforceable against RiboGene, according to its terms.

        8.2 Limitation on Warranties RiboGene makes no representation or warranty that the RiboGene Compounds identified to Abbott by RiboGene are novel entities or will not Infringe the patent rights of others.

         8.3 Disclaimer Abbott and RiboGene each understands that neither party can guarantee the reliability of its research findings and conclusions, and therefore, except as expressly set forth in this Agreement, NEITHER PARTY HAS MADE OR MAKES ANY GUARANTEES AND EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY PROVIDED HEREIN. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT ANY RIBOGENE OR ABBOTT COMPOUNDS IDENTIFIED IN THE RESEARCH PROGRAM WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY INDEPENDENT THIRD PARTY. FURTHER, THERE ARE NO OTHER EXPRESS

OR IMPLIED WARRANTIES ARISING FROM THE COURSE OF DEALING, USAGE OR TRADE PRACTICES, OR OF ANY OTHER KIND.

        8.4 Limitations on Rights Nothing in this Agreement shall be construed as:

            (a) conferring rights to use in advertising, publicity, promotional or sales literature the name of the other party or anything relating to the Research Program, without the prior written consent of the other party in each instance; or

            (b) granting, by implication, estoppel, or otherwise as a result of this Agreement, any activities hereunder or the relationship of the parties, any license, title, ownership or other rights to the other party's Confidential Information or under patents or know-how of the other party except as necessary to accomplish the purposes of this Agreement or except as explicitly provided herein.

Each party acknowledges that by virtue of this Agreement it acquires only such rights as set forth under the terms and conditions of this Agreement.

                          IX. LIABILITIES AND INDEMNITY

        9.1 Liabilities Each party shall assume the responsibility for and will pay all costs and expenses (including reasonable attorneys' fees and expenses of litigation) related to all suits and claims for losses, damage to property, including environmental, and injury or death to any persons, including employees of either, arising out of (a) any failure to strictly adhere to safety instructions, precautions and information provided by the other party and other generally-recognized safety practices for the storage, handling, use and/or disposal of any biological, chemical or other materials under or resulting from this Agreement or the Research Agreement; (b) any use of information or materials provided under this Agreement, except in reliance on a willful or grossly negligent misrepresentation or act of the other party; or (c) any noncompliance or breach of this Agreement or other willful or negligent act or omission on its part in the performance of activities and/or obligations under this Agreement. EXCEPT AS SET FORTH IN SECTION 9.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES OF SUCH

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OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS
AGREEMENT.

        9.2 Indemnification Each party (the "Indemnifying Party") shall defend the other party and such other party's agents, Affiliates, employees, officers, directors, shareholders and permitted successors and assigns (collectively, the "Indemnified Parties") against any claim made against any or all of the Indemnified Parties by any third party, to the extent that such claim arises out of any negligent, reckless or intentionally wrongful act or omission of the Indemnifying Party or any breach of this Agreement by the Indemnifying Party. The Indemnifying Party shall either settle such claim or pay all damages awarded against any or all of the Indemnified Parties by a court of competent jurisdiction as a result of such claims, but no indemnification shall necessarily be provided for such claim if the particular Indemnified Parties do not notify the Indemnifying Party promptly in writing of the claim, give the Indemnifying Party the exclusive control of the defense and settlement thereof, and provide all reasonable assistance in connection with the defense or settlement thereof, at the Indemnifying Party's expense.

        9.3 Abbott Indemnification Abbott shall indemnify, defend and hold harmless RiboGene, its officers, directors, employees, Affiliates, agents, and permitted successors and assigns, against any liability, loss or expense (including reasonable attorneys' fees and expenses of litigation), damage to property, including environmental, and death or injury to any persons, including its employees, incurred by or imposed upon any or all of the above in connection with any claims, suits, actions, demands or judgments arising out of (a) Abbott's use of information provided by RiboGene hereunder, or Abbott's use, handling, storage or disposal of any Abbott or RiboGene Compound(s) or Product(s), except in either case, as results from RiboGene's negligence or intentional misrepresentation or wrongdoing; and/or (b) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service discovered or developed employing results of the Research Program. RiboGene shall, however, provide Abbott with assistance and/or information, at Abbott's expense, with respect to any charge, claim, investigation or proceeding by any third party or federal, state or local governmental authority of competent jurisdiction related to Abbott or RiboGene Compound(s) or Product(s) or uses thereof according to this Agreement.

                             X. TERM AND TERMINATION

        10.1 Term This Agreement shall be effective upon the date the later party to sign executes it (which date shall also be entered on page 1 above) and shall continue in effect through the expiration or termination of Abbott's obligations hereunder, unless extended in writing in accordance with the provisions of Section 10.2. Upon the later of the expiration of the last-to-expire patent within RiboGene Intellectual Property which contains a Valid Claim or seventeen and one-half (17.5) years from the Effective Date, the licenses granted under Sections 2.2 and 2.3 to Abbott and Abbott's Affiliates shall be fully paid-up.

        10.2 Possible Extension Upon the mutual agreement of the parties, this License Agreement may be extended for a period and under such other provisions and/or amendments to the provisions of this Agreement, to be agreed upon in good faith negotiations between the parties.

        10.3 Termination Without Breach Prior to the expiration of this License Agreement, Abbott may terminate it in its entirety without cause upon thirty
(30)-days written notice to RiboGene.

        10.4 Effect of Breach In the event of a breach by RiboGene of any material provision of this Agreement, or default by Abbott of any of Abbott's financial obligations to RiboGene or a material breach by Abbott of Abbott's confidentiality obligations hereunder, the aggrieved party shall give the party in breach or default thirty (30)-day written notice to cure or substantially cure such breach or default. If the breach or default is not cured or not substantially cured within such thirty (30)-day period, the aggrieved party shall immediately submit any dispute raised in a response to the aggrieved party's written notice to the Alternative Dispute Resolution provisions of
Section 11.7, and only if the other party fails to honor the resolution of the Alternative Dispute Resolution procedures may the aggrieved party terminate this Agreement upon giving final written notice to the other party.

        10.5 Effect of Bankruptcy or Agreement Revision Abbott may terminate this Agreement upon the filing of a voluntary petition in bankruptcy by RiboGene or a third party's filing of an involuntary petition in bankruptcy with respect to RiboGene, which involuntary petition is not dismissed within forty-five (45) days after the filing thereof, or if removal of a material part or parts of this Agreement which are found to be void, invalid or unenforceable according to the provisions of Section 11.9 would so substantially impair the value of the whole Agreement to that party as to make continuance impractical.

        10.6 Consequences of Termination Expiration or termination of this Agreement by either party shall not affect the rights and obligations of the parties that have accrued prior to the effective date of termination of this Agreement.

                                XI. MISCELLANEOUS

        11.1 Notices All notices required or permitted hereunder shall be transmitted, or at least immediately affirmed, in writing by facsimile, followed by confirmation of that facsimile either by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier, addressed as follows, or to such other address as may be designated from time to time by notice given by the respective party:

If to Abbott:      Abbott Laboratories
                   100 Abbott Park Road
                   Abbott Park, Illinois 60064-3500
                   Facsimile No.: (847) 938-5383
                   Attention: President, Pharmaceutical Products Division

                   cc: Vice President, Pharmaceutical Discovery
                   cc: Legal Division

  If to RiboGene:  RiboGene, Inc.
                   21375 Cabot Boulevard
                   Hayward, California 94545
                   Facsimile  No.: (510) 293-2596
                   Attention: President and CEO

        11.2 Independence of Parties The status of each party under this Agreement is that of an independent contractor, and neither party has the right or authority to assume or create any obligation, accept legal process, make commitments, incur any charges or otherwise bind or act on behalf of the other or limit the other in any manner whatsoever, except as expressly stated herein. Neither this Agreement nor any act hereunder shall be construed as constituting the foundation of a partnership, association, agency, joint venture or any other entity.

        11.3 Impact on Other Relationships Neither the existence of this Agreement nor the relationship of the parties hereunder shall impede either party from engaging in any independent activity, including, except as provided in Section 2.9, as modified by Section 2.10, of the Research Agreement, from entering into or continuing any agreement with any third party directed to screening activities and commercial candidate compound identification.

        11.4 No Third-Party Beneficiaries No person or entity not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any party have any obligations or liabilities to such person or entity by reason of this Agreement.

        11.5 No Waiver Failure by either party to enforce, or delay in exercising, or partial exercise of any covenants or rights or remedies under this Agreement shall not be deemed or construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other or subsequent instances.

        11.6 Merger Clause This Agreement constitutes the complete and entire understanding between the parties with licenses conveyed hereunder, superseding and replacing all prior oral or written agreements (except for the accrued rights and obligations of the Research Agreement of even date, the June 8, 1995 Confidential Disclosure Agreement and the June 7, 1995 Materials Transfer Agreement between the parties), communications, representations, proposals, or negotiations specifically relating to the activities hereunder and subject matter hereof. No change or addition to or variation or amendment of this Agreement, nor any cancellation or waiver of any of the terms or provisions hereof, nor any alteration or modification of any of the terms and conditions hereof, shall be effective or valid and binding on either party unless in writing and signed by a duly-authorized representative of the party against which the provision is applied.

        11.7 Alternative Dispute Resolution The parties shall attempt to amicably resolve disputes arising between them regarding the validity, construction, enforceability or performance of the terms of this Agreement, and any differences or disputes in the interpretation of the rights, obligations, liabilities and/or remedies hereunder, which have been identified in a written notice from one party to the other, by good faith settlement discussions between their respective representatives. If the parties have failed to satisfactorily resolve the dispute or difference after receipt of such written notice and twenty-eight (28) calendar days having expired without the parties having reached a satisfactory resolution, either party may initiate Alternative Dispute Resolution ("ADR") procedures, during which each party shall have the right to be represented by counsel for resolution of all such disputes.

A. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) calendar days after its receipt of such notice, the other party may, by written notice to the party Initiating the ADR, add additional issues to be resolved within the same ADA.

B. Within twenty-one (21) calendar days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                (a)    The CPR shall submit to the parties a list of not less
                        than five (5) candidates, believed qualified to undertake an ADH relating to the subject matter in dispute, within fourteen (14) calendar days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) calendar days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two
                       (2) candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or
                       (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs B(a) - B(d) shall be repeated.

C. No earlier than twenty-eight (28) calendar days or later than fifty-six (56 calendar days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

D. At least seven (7) calendar days prior to the hearing, each party shall submit the following to the other party and the neutral:

                (a) A copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

                (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

                (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty
                       (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        Except as expressly set forth in subparagraphs D(a) - D(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

E. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

                (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

                (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissability of any evidence.

F. Within seven (7) calendar days following completion of the hearing, each party may submit to the other party and the neutral a posthearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

 G. The neutral shall rule on each disputed issue within fourteen (14) calendar days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

F. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

I. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

J. Except as provided in paragraph I or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

        11.8 Headings. Article and Section headings are inserted in this Agreement for convenience of reference only and no construction, meaning interpretation or inference shall be derived from them.

        11.9 Governmental Compliance and Effect of Invalidity. This Agreement and performance hereunder is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect, for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein, with the other provisions of this Agreement remaining in force.

        11.10 Assignability. This Agreement and the rights, obligations, privileges, and interests hereof may not be assigned by either party, except that either party may assign this Agreement and rights and interests, in whole or in part, (i) to any of its Affiliates or (ii) with the consent of the other party, which consent shall not be unreasonably withheld, to any purchaser of all or substantially all of its stock or assets of such party (including the assets associated with the Research Program), or to any acquirer or successor corporation resulting from any merger or consolidation with or into such successor corporation.

        11.11 Succession. This Agreement and the rights and obligations granted and undertaken hereunder shall be binding upon and enure to the benefit of the parties hereto, and their permitted assign(s), successor(s), trustee(s) or receiver(s) in bankruptcy.

        11.12 Government Compliance. RiboGene and Abbott shall comply with all supranational, federal, state, and local laws, ordinances and regulations applicable to the shipment, handling, storage, testing, use, development, sale and/or disposal of any compound or peptide hereunder.

        11.13 Governing Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., excluding its choice of laws provisions.

        IN WITNESS WHEREOF, authorized representatives of the parties have duly executed this Agreement in duplicate.

RIBOGENE, INC                          ABBOTT LABORATORIES

BY: /s/ CHARLES J.  CASAMENTO          By: /s/ THOMAS R. HODGSON
  ---------------------------------       -------------------------------------
Name Charles J.  Casamento             Name: Thomas R. Hodgson
     ------------------------------         -----------------------------------
Title: Chairman, President & CEO       Title: President and Chief Operating
       ----------------------------           Officer
                                              ---------------------------------
Date: April 26, 1996                   Date:  April 24, 1996
     ------------------------------           ---------------------------------

                                    EXHIBIT A


COUNTRY       APPLICATION NO.       FILING DATE      PATENT NO.      ISSUE DATE
   US           08/328,258            10/24/93
  (PCT)          94/12,161            10/14/94